Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors
Halliburton Company:


We consent to the incorporation by reference in the registration statement (Nos. 33-65772, 333-32731, and 33-74408) on Form S-3 and registration statement (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 33-83223,
333-45518,  333-73046,  33-76496,  333-91058,  and  333-86080)  on  Form  S-8 of
Halliburton Company of our reports dated March 13, 2003, with respect to the consolidated balance sheet of Halliburton Company as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2002 and all related financial statement schedules, which reports appear in the December 31, 2002 annual report on Form 10-K of Halliburton Company.

Our reports refer to our audit of the adjustments that were applied to Halliburton Company's reportable segments to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 4 to the consolidated financial statements, as well as to our audit of the revisions to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.



                                                /s/ KPMG LLP
                                                ------------
                                                    KPMG LLP




Houston, Texas
March 26, 2003